                                                               EXHIBIT d(9)(iii)

                                   SCHEDULE A

                              WITH RESPECT TO THE

                             SUB-ADVISORY AGREEMENT

                                    BETWEEN

                              ING INVESTMENTS, LLC

                                      AND

                    ING CLARION REAL ESTATE SECURITIES L.P.
                    (FORMERLY CLARION CRA SECURITIES, L.P.)

                                                          ANNUAL SUB-ADVISER FEE
         SERIES                    -------------------------------------------------------------------
------------------------                     (as a percentage of average daily net assets)
ING Real Estate Fund               For all shareholder accounts opened on or prior to 11/1/02
                                   ("Pre-Existing Accounts"): 0.70%*

                                   For shareholder accounts opened after 11/1/02 and generated through
                                   Non-Retail Consultants ("Non-Retail Accounts"): 0.70%**

                                   For shareholder accounts opened after 11/1/02 and not generated through Non-Retail Consultants ("Retail Accounts"): 0.35%

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*  As calculated monthly for the specified accounts. Assets in these accounts may vary due to redemptions, additional purchases, or asset appreciation and depreciation.

** "Non-Retail Consultants" shall be defined as the following entities:
   Cambridge Associates; LCG Associates; Spagnola, Cossack, Inc.; PNC (Saxon, Hawthorn); Callan Associates; Fund Evaluation Group; CRA Rogers Casey.